FORM 5
             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

             ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

/  /   Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue See instruction 1(b).

/  /   Form 3 Holdings Reported

/  /   Form 4 Transactions Reported

      Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of
1940

1.   Shwiff             Morris
     (Last)             (First)             (Middle)

     2646 Rodney Lane
     (Street)

     Dallas             Texas                75229
     (City)              (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     Arrow-Magnolia International, Inc.   (ARWM)

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

4.   Statement for Month/Year
     December 2001

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

       Director          X         10% Owner      X
       Officer (give     X         Other (specify
       title below)                below)

      Chairman

7.   Individual or Joint/Group Filing (Check Applicable Line)
     X    Form filed by One Reporting Person
          Form filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
OF, OR BENEFICIALLY OWNED

1.   Title of Security:  Common Stock, par value $0.10

2.   Transaction Date (Month/Day/Year): 12/31/2001

3.   Transaction Code:  Code G

4.   Securities Acquired (A) or Disposed of (D):

          Amount              (A) or (D)     Price
          40,000                D             N/A

5.   Amount of Securities Beneficially Owned at End of Month:
     821,634

6.   Ownership Form:  Direct (D) or Indirect (I):  D

7.   Nature of Indirect Beneficial Ownership:

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
CONVERTIBLE SECURITIES)

1.   Title of Derivative Security:  Stock Option

2.   Conversion or Exercise Price of Derivative Security: $0.50

3.   Transaction Date (Month/Day/Year):  -

4.   Transaction Code:   Code           Voluntary
                         -              -

5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          -                  -

6.   Date Exercisable and Expiration Date (Month/Day/Year):

     Date Exercisable              Expiration Date
         12/1/94                      12/1/2004

7.   Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares
          Common Stock             204,974

8.   Price of Derivative Security:


9.   Number of derivative Securities Beneficially Owned at End of
     Month:    1

10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I): D


11.  Nature of Indirect Beneficial Ownership:

Explanation of Responses:



                             /s/ Morris Shwiff
                             Signature of Reporting Person

                              April 12, 2002